As filed with the Securities and Exchange Commission on December __, 1995
			  Registration No. 33 _______

		SECURITIES AND EXCHANGE COMMISSION
		       Washington, D.C.  20549
			__________________

			     FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

		      STRATUS COMPUTER, INC.
	  (Exact name of registrant as specified in its charter)
			__________________

    Massachusetts                             No. 04-2697554
     (State or other                         (I.R.S. Employer
     jurisdiction of                         Identification No.)
     incorporation or
     Organization)

		      55 Fairbanks Boulevard
		Marlborough, Massachusetts 01752
			  (508) 460-2000
  (Address, including zip code, and telephone number, including area code, of
		   registrant's principal executive offices)
			__________________
		Stock Option Plan (January, 1983)
	      Non-Qualified Common Stock Option Plan
		   Employee Stock Purchase Plan
			(Full title of plans)
		       ___________________

			William E. Foster
		     Chief Executive Officer
		      Stratus Computer, Inc.
		      55 Fairbanks Boulevard
		      Marlborough, MA 01752
		 (Name and address of agent for service)


		 CALCULATION OF REGISTRATION FEE

				  Proposed         Proposed
     Title of       Amount to       maximum         maximum        Amount of
    securities         be       offering price     aggregate      registration
      to be        registered    per share (2)   offering price      fee
     registered         (1)                            (2)
   _____________   ___________  _______________   _____________    __________

 Common Stock,      2,100,000      $31.0625       $65,231,250     $22,493.54
 $.01 par value


(1) Plus such additional number of shares as may be required pursuant to the Plans in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Common Stock.



(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 27, 1995.

EXPLANATORY NOTE

     This registration statement on Form S-8 covers an additional 2,100,000 shares of Common Stock, $.01 par value, reserved for issuance under the Stock Option Plan (January, 1983), the Non-Qualified Common Stock Option Plan and the Employee Stock Purchase Plan of Stratus Computer, Inc. (the Plans ). The Company has previously registered an aggregate of 11,819,600 shares issued or issuable under the Plans and the Company s Incentive Stock Option Plan (now terminated) pursuant to the following registration statements on Form S-8: 2-88104, 2-89901, 33-2174, 33-11864, 33-28742 and 33-67758.








































			     PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.  Incorporation of Documents by Reference.

     The  following  documents  filed  with  the  Securities  and
Exchange Commission  (the "Commission")  (File No.   0-12064) are
hereby incorporated by reference in this Registration Statement:

     (a) The Company's annual report on Form 10-K for the year ended January 1, 1995; and

     (b) The Company's quarterly reports on Form 10-Q for the quarters ending April 2, 1995, July 2, 1995 and October 1, 1995;
and

     (c) The description of the Company's capital stock that is contained in the Company's Registration Statements (as amended) on Form 8-A filed with the Commission on April 27, 1984, December 6, 1990 and April 3, 1995 and any amendment or report filed by the Company with the Commission under the Securities Exchange Act of 1934 for the purpose of updating such description.

     In addition, all documents filed by the Company after the initial filing date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which de-registers all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item  4.  Description of Securities

     Not applicable.

Item  5.  Interests of Named Experts and Counsel.

     The validity of the shares registered hereby has been passed
upon by Choate,  Hall & Stewart, Boston, Massachusetts.   Richard
N. Hoehn,  a partner of Choate,  Hall & Stewart, is  Clerk of the
Company.




Item  6.  Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the Massachusetts General Laws

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provides  that  a corporation  may  indemnify  its directors  and officers  to the  extent specified  in or  authorized by  (i) the
articles  of   organization,  (ii)   a  by-law  adopted   by  the
stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such Section further provides, however, that no indemnification may be provided with respect to any matter as to which the officer or director is adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

     Article V, Section 2 of the By-laws of the Company provides that every person who is, or has been, a director or officer of the Company is entitled to indemnification by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof.

     No indemnification is provided under the Bylaws to a director or officer with respect to any matter as to which he has been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation. Nor is indemnification provided to a director or officer in the event of a settlement involving a payment by the officer or director unless there has been a determination that such director or officer is entitled to indemnification under Article V, Section 2 of the By-laws by one of the following: (i) the court or other body approving the settlement;
(ii) vote of stockholders of the Company; (iii) vote of two-thirds of those directors of the Company who are not themselves involved in the claim, action, suit or proceeding, provided that a majority of the directors consists of members not so involved; or (iv) written opinion of independent counsel.

     The  Company's   Bylaws  authorize  the  Company  to  obtain
insurance to cover its indemnification obligations. The Company currently maintains director and officer liability insurance for the benefit of its directors and certain of its officers.

     Article 6 of the Articles of Organization of the Company, as amended, provides that, to the fullest extent permitted by the Massachusetts General Laws, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7.   Exemption From Registration Claimed.

     Not applicable.


Item      8.   Exhibits.

      4.1      Article  4 of the Company's Articles  of
		Organization, as amended.

     *4.2      Articles I,  II, IV and  VII of the Company's By-
		laws, as amended.

     **4.3     Rights Agreement dated December 4, 1990.

     5.1 Opinion of Choate, Hall & Stewart as to validity of shares being registered.

     10.1      The  Company's Stock Option Plan (January, 1983)
	       (Restatement Number 5 effective August 1, 1995).

     10.2 The Company 's Non-Qualified Common Stock Option Plan (Restatement Number 4 effective August 1,
	       1995).

     10.3      The   Company s   Employee  Stock   Purchase  Plan
	       (amended and restated as of August 1, 1995).

     23.1      Consent of Ernst & Young LLP.

     23.2      Consent of  Choate, Hall  &  Stewart (included  in
	       Exhibit 5.1).

     24.1      Power of Attorney (part of page 6).

_________________________________

* Incorporated  by reference to  Exhibit 3.2(b) to  the Company's
Report on Form 10-K filed with the SEC on March 31, 1995.

**   Incorporated by  reference to Exhibit 1  to the Registration
Statement on Form 8-A filed by the Company with the SEC on December 6, 1990 as amended by Amendment No. 1 thereto filed with the SEC on December 20, 1990.

Item 9.   Undertakings.

      (a) The Company hereby undertakes:

	  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

	  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	  (3) to remove from registration by means of a post - effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

			    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registrations statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Marlborough, Commonwealth of Massachusetts, on November 21, 1995.

			      Stratus Computer, Inc. (Issuer and
			      Employer)


			      By: /s/ William E. Foster
			      William E. Foster, Chief
			      Executive Officer

			POWER OF ATTORNEY

     KNOW ALL MEN  BY THESE PRESENTS, that  each individual whose signature appears below constitutes and appoints William E. Foster, Robert E. Donahue and Eileen Casal, jointly and severally, his true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of  the Securities Act of 1933,
this registration statement  has been signed  below on   November
21, 1995 by the following persons in the capacities indicated.

Name                                         Capacity

/s/ William E. Foster                   Chief Executive Officer
William E. Foster                       (Principal Executive
					Officer) and Director

/s/ Gary E. Haroian                     President, Chief Operating
					Officer and Director
					Gary E. Haroian

/s/ Robert E. Donahue                   Senior Vice President, Chief
Robert E. Donahue                       Financial Officer
					(Principal Financial and
					Accounting Officer)

/s/ Arthur Carr                         Director
Arthur Carr

/s/ Paul J. Ferri                       Director
Paul J. Ferri

/s/ Gardner C. Hendrie                  Director
Gardner C. Hendrie

			INDEX TO EXHIBITS

Exhibits Number

     4.1   Article 4 of the Company s Articles
	   of Organization, as amended.

     *4.2  Articles I, II, IV and VII of the
	   Company's Bylaws, as amended.

     **4.3 Rights Agreement dated December 4, 1990.

     5.1   Opinion of Choate, Hall & Stewart
	   as to validity of shares being registered.

     10.1  The Company's Stock Option Plan (January, 1983)
	   (Restatement Number 5 effective August 1, 1995).

     10.2   The Company s Non-Qualified Common
	    Stock Option Plan (Restatement Number 4
	    effective August 1, 1995).

     10.3   The Company s Employee Stock Purchase Plan
	    (amended and restated as of August 1, 1995).

     23.1   Consent of Ernst & Young LLP.

     23.2   Consent of Choate, Hall & Stewart
	    (included in Exhibit 5.1).

     24.1   Power of Attorney (part of page 6).

_________________________________

 *   Incorporated by reference to Exhibit 3.2(b) to the Company's
Report on Form 10-K filed with the SEC on March 31, 1995.

**   Incorporated by reference to Exhibit 1 to the Registration
Statement on Form 8-A filed by the Company with the SEC on December 6, 1990 as amended by Amendment No. 1 thereto filed with the SEC on December 20, 1990.